UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 8, 2009

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Departure of Directors.  Mr. Ramon Betolaza resigned from the Board of Directors (the “Board”) of Polymer Group, Inc. (the “Company”) on December 9, 2009.

(c)           Appointment of Chief Financial Officer.  On December 9, 2009, the Board appointed Dennis Norman to serve as the Company’s Chief Financial Officer.  Mr. Norman, 35, has served as Vice President, Strategy and Corporate Development of the Company since August 1, 2008. He joined the Company in 1999 and was named to the senior leadership team as Vice President, Strategic Planning and Communication in 2003.

Mr. Norman’s annual base salary is $310,000.  Mr. Norman will continue to be eligible to participate in the Company’s short and long-term incentive plans, including the Company’s Amended and Restated Short-Term Incentive Compensation Plan (the “STI Plan”) and the Company’s Amended and Restated 2008 Long-Term Stock Incentive Plan.  When and if the Board establishes a formal STI Plan, Mr. Norman’s target bonus would be 50% of his annual base salary.  For fiscal 2009, as previously announced, the Company does not have formal STI Plan.  Mr. Norman will continue to be eligible to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible, including health, life and disability insurance and retirement.

In addition, in connection with his appointment, Mr. Norman entered into a Change in Control Severance Compensation Agreement (the “Severance Agreement”) with the Company, dated as of December 9, 2009.  The Severance Agreement provides for the lump sum payment of base salary and target bonus components of Mr. Norman’s compensation upon termination of employment in the amount of 24 months of base salary plus the greater of two times current year target bonus or prior year actual bonus. The Severance Agreement also includes non-competition and non-solicitation provisions for a period of 24 months.

Keith Hall, a member of the Board who has been serving as Interim Chief Financial Officer since November 16, 2009, will continue to assist the Company as Interim Chief Accounting Officer. The Company is engaged in an ongoing search for that position.

A copy of the Company’s press release, dated December 11, 2009, announcing the events described herein is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

(d)           Appointment of Directors.  On December 8, 2009, the Board appointed Carlos P. Cavallé as a director to fill an existing vacancy on the Board.  Mr. Cavallé will serve until the 2010 annual meeting of stockholders of the Company, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Company’s Amended and Restated By-laws.  Mr. Cavallé was appointed in accordance with the Shareholders Agreement, effective December 2, 2009, by and among the Company, MatlinPatterson Global Opportunities Partners L.P. (“MatlinPatterson Partners”), Tesalca-99, S.A., and Texnovo, S.A. (the “2009 Shareholders Agreement”).  A copy of the 2009 Shareholders Agreement is attached to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 8, 2009.  Mr. Cavallé will participate in the Company’s standard compensation and reimbursement policies for directors.

On December 9, 2009, the Board appointed Jurriaan van der Schee as a director to fill Mr. Betolaza’s unexpired term.  Mr. Van der Schee will serve until the 2010 annual meeting of stockholders of the Company, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Company’s Amended and Restated By-laws and the Shareholders Agreement, dated March 5, 2003, as amended on December 20, 2004, by and among the Company, MatlinPatterson Partners and certain other shareholders (the “2003 Shareholders Agreement”).  A description of the 2003 Shareholders Agreement is set forth in the “Transactions with Related Persons” section of the Company’s Proxy Statement dated April 24, 2009 and filed with the Securities and Exchange Commission.  Mr. Van der Schee was also appointed to the Restricted Stock Committee of the Board. Mr. Van der Schee is a principal in MatlinPatterson Global Advisers LLC (“MatlinPatterson Advisers”), an affiliate of MatlinPatterson Partners, the majority shareholder of the Company.  As a principal in MatlinPatterson Advisers, Mr. Van der Schee is not entitled to receive any fees for his services on the Board.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 11, 2009, announcing that Polymer Group, Inc. appointed Dennis Norman Chief Financial Officer and Keith Hall Interim Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: December 14, 2009	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary